Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan of IntercontinentalExchange, Inc. of our reports dated February 11, 2008, with respect to the consolidated financial statements and schedule of IntercontinentalExchange, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of IntercontinentalExchange, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
August 27, 2008